PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated March 26, 2008)	Registration Statement No. 333-147793

CYTOMEDIX, INC.

3,727,677 Shares of Common Stock
Warrants to Purchase 1,863,839 Shares of Common Stock

We are offering 3,727,677 shares of our common stock and warrants to purchase up to 1,863,839 shares of common stock in this offering (and the shares of common stock issuable from time to time upon exercise of these warrants).  The warrants will have an exercise price of $0.60 per share of common stock.  Each purchaser of two shares of common stock sold in this offering will receive a warrant exercisable for one share of our common stock.  The shares of common stock and warrants will be issued separately but can only be purchased together in this offering.

Our common stock is listed on the NYSE Amex LLC under the symbol “GTF.BC” On October 7, 2010, the last reported sale price of our common stock on the NYSE Amex was $0.47 per share. There is currently no market for the warrants and none is expected to develop after this offering.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

As of October 6, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $15.6 million, based on 37,733,506 shares of outstanding common stock, of which 33,244,761 shares were held by non-affiliates, and a per share price of $0.47 based on the closing sale price of our common stock on such date. During the period of 12 calendar months immediately prior to, and including, the date of this prospectus, we have sold securities in the amount of approximately $1.5 million pursuant to General Instruction I.B.6. of Form S-3.

Investing in our common stock involves a high degree of risk.  See the section entitled “Risk Factors” on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We estimate the total expenses of this offering will be approximately $210,000.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, fees expenses and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amount set forth above.

The date of this prospectus supplement is October 7, 2010

About This Prospectus Supplement

This prospectus supplement and the accompanying base prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of common stock and warrants and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference.  Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  The second part is the accompanying prospectus, which gives more general information.  To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement will control.  If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with information that is different.  This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock and warrants in any circumstances under which the offer or sale is unlawful.  We are offering to sell, and seeking offers to buy, shares of our common stock and warrants to purchase common stock only in jurisdictions where offers and sales are permitted.  The distribution of this prospectus and the offering of the common stock and warrants to purchase common stock in certain jurisdictions may be restricted by law.  You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.  Our financial condition, results of operations and business prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this prospectus are or include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995, as well as information relating to Cytomedix, Inc. that is based on management’s exercise of business judgment and assumptions made by and information currently available to management.  Although such forward-looking statements reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements.  When used in this document and other documents, releases and reports released by us, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements.  Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements.  Although we believe that our expectations are based on reasonable assumptions, it can give no assurance that the expectations will materialize.  Many factors could cause actual results to differ materially from these forward looking statements.  Other unknown, unidentified or unpredictable factors could materially and adversely impact future results.  We undertake no obligation and does not intend to update, revise or otherwise publicly release any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  You should consider these factors and the other cautionary statements made in this prospectus or the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference.

TABLE OF CONTENTS

SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before buying our securities.  You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements incorporated by reference.   As used in this prospectus, “Cytomedix,” “Company,” “we,” “our,” “ours,” and “us” refer to Cytomedix, Inc., except where the context requires otherwise or as indicated.

The Company

We are a biotechnology company that develops, sells, and licenses regenerative biological therapies to primarily address the areas of wound care, inflammation, and angiogenesis. We currently market the AutoloGel™ System, a device for the production of platelet rich plasma gel derived from the patient’s own blood. The AutoloGel System is cleared by the United Stated Food and Drug Administration for use on a variety of exuding wounds. We are currently pursuing a multi-faceted strategy to penetrate the chronic wound market with our AutoloGel System. We are also pursuing opportunities for the application of AutoloGel and PRP technology into other markets such as hair transplantation and orthopedics, as well as actively seeking complementary products for the wound care market. We sell our products primarily to health care providers in the United States and have modest distribution arrangements in Europe and Canada.

In April 2010, we acquired the Angel® Whole Blood Separation System and ActivAT® Autologous Thrombin Processing Kit from Sorin Group USA, Inc. Used primarily in operating rooms, Angel® is used for separation of whole blood into red cells, platelet poor plasma and PRP. ActivAT® is designed to produce autologous thrombin serum from platelet poor plasma and is sold exclusively in Europe and Canada, where it provides a completely autologous, safe alternative to bovine-derived products.  The Angel® Whole Blood Separation System, which received market clearance from the FDA in August 2005, consists of a blood processing device and disposable products used for separation of whole blood into red blood cells, platelet poor plasma and PRP. We expect that sales growth of these products will be driven through a combination of strengthened distributor relationships, collaborative agreements, and direct sales. We expect commercial synergies with AutoloGel™ will increase sales efficiency and help drive growth. Sales growth outside of the U.S. will be managed through distributor agreements.

Our corporate headquarters are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877. Our telephone number is (240) 499-2680 and our website is located at http://www.cytomedix.com. The information on our website is not a part of this prospectus.

Recent Developments

Sorin Asset Acquisition and Private Placement

On April 9, 2010, we, through our wholly-owned subsidiary, Cytomedix Acquisition Company, LLC, entered into an Asset Purchase Agreement with Sorin Group USA, Inc., a Delaware corporation, or Seller, to buy all title and interest in certain assets of and assume certain liabilities in Seller’s operation of the Angel® systems (including the whole blood separation system, the blood processing kit and blood accessing kit) and ActivAT® businesses. The Angel® is a device that utilizes validated blood separation technology to separate platelets and plasma from other components of a patient’s blood. The device provides the necessary flexibility and sophistication for more complex clinical situations. The ActivAT technology facilitates the preparation of autologous human thrombin and currently is sold exclusively in Europe and Canada. We believe that the Angel® and ActivAT technologies acquired from the Sorin Group will provide us with immediate access to surgical and orthopedic markets. By acquiring the Angel®, we became the only supplier of PRP technology with the FDA cleared indications for both topical use in wound care and surgical use.  Under the terms of the agreement, we agreed to pay to the Seller an aggregate amount equal to $7 million, payable as follows: (i) $2 million paid on April 9, 2010, the closing date of transaction, and (ii) $5 million to be paid under the terms of a promissory note in principal amount of $5 million with interest accruing at 2.7% per annum. We also entered into several side agreements, including Transition Agreements, Asset Transfer and Assumption Agreements, to facilitate the transition and these transactions. This acquisition closed on April 9, 2010.

On April 9, 2010, we entered into subscription agreements with certain accredited investors, with respect to the sale of our (i) 10% Series D Convertible Preferred Stock, and (ii) warrants to purchase shares of common stock of the Company, for gross proceeds of $3.65 million, $2.0 million of which was used to pay the purchase price up front in connection with the Sorin acquisition and the balance to be used for general corporate and working capital purposes. All investors in the April 2010 Offering were ‘‘accredited investors’’ (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and we sold the securities in the April 2010 Offering in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.  The investors in the April 2010 Offering were also issued five-year warrants to purchase, in the aggregate, 4,128,631 shares of common stock, or 50% of the shares of common stock underlying the Series D Convertible Preferred Stock in the April 2010 Offering, at an exercise price per share of $0.5368. Each Warrant is exercisable immediately on the date of issuance and will expire on April 9, 2015.

For accounting purposes, the Series D Convertible Preferred Stock in connection with the April 2010 Offering is treated as shareholders’ equity on our balance sheet. Common stock, if and when issued upon exercises of the Warrants in the same offering, will also be treated as shareholders’ equity and the cash proceeds of such warrant exercises, to the extent we receive such proceeds, will be used for general corporate and working capital purposes, as we may deem appropriate.

NYSE Amex - Approval of the Plan of Compliance

In 2009, we were notified by the NYSE Amex LLC of our non-compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Exchange Company Guide relating to our shareholders’ equity. On July 24, 2009, we received a letter from NYSE Amex indicating that the Exchange accepted our plan of compliance and granted us an extension until November 12, 2010 to regain compliance with the Exchange’s continued listing requirements. We are required to provide the Exchange staff with updates on our progress relating to the execution of the plan so as to enable the Exchange staff to review our adherence to the plan during the extension period. Failure to regain compliance with the continued listing standards by the end of the extension period or to make progress consistent with the plan of compliance during the extension period could result in our being delisted from the Exchange. We maintain regular dialogue with the Exchange staff regarding our progress.

September 2010 SEC Staff Comments

           On September 14, 2010, the Company received a comment letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission. The comments from the staff were issued with respect to its limited review of our Registration Statement on Form S-3 which we filed with the SEC to register for resale certain securities sold in the April 2010 private placement described above.  The comment letter requested explanations from the Company relating to, among other things, its determination that the transaction was eligible to be made under Rule 415(a)(1)(i) in light of the SEC’s interpretation of the resale limitations in similar private placement transactions and of the amount of securities being registered for resale on behalf of the selling shareholders. The remainder of the comments was of a clarifying nature. The Company is in the process of reviewing and preparing responses to the foregoing comments. Although the Company believes that it will be in a position to thoroughly address all of the SEC comments and amend the resale registration statement accordingly, there can be no assurance that the staff will not issue additional comments relating to these or any other matters.

October 2010 Offering

On October 5, 2010, the Company entered into a purchase agreement and a registration rights agreement with  Lincoln Park, Capital Fund, LLC (“Lincoln Park”) under the terms of which purchase agreement, Lincoln Park is obligated to purchase from the Company up to $10 million of the Company’s common stock, from time to time, over a 25-month period.  The Company will be required to file a registration statement with the U.S. Securities and Exchange Commission covering the shares that have been issued or may be issued to Lincoln Park under the purchase agreement. The Company does not have the right to commence any sales of its shares to Lincoln Park until the SEC has declared effective the resale registration statement.  After the SEC has declared effective the registration statement related to the transaction, over approximately 25 months, generally, the Company has the right, but no obligation, to direct Lincoln Park to periodically purchase up to $10 million of its common stock in specific amounts under certain conditions (which periodic purchase amounts can be increased under certain circumstances).  The purchase price for the additional shares of stock will be the lower of (i) the lowest trading price on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of those securities, provided, however, in no event , will the additional shares be sold to Lincoln Park at a price of less than $0.30.  The terms of the Lincoln Park financing expressly state, among other things, that the securities to be issued to Lincoln will not exceed 19.99% of the Company’s outstanding securities on the date of issuance, unless and until the Company’s shareholders have approved such additional share issuances, in the event such approval is required under the rules and regulations of the trading market where the Company’s securities are then listed.  The Company’s ability to sell its shares to Lincoln Park is also subject to obtaining all necessary consents, amendments or waivers as may be required. The Company will control the timing and amount of any sales of shares to Lincoln Park.  The purchase agreement may be terminated by us at any time at our discretion without any cost to us. The proceeds received by the Company under the purchase agreement are expected to be used for working capital and general corporate purposes.

October 2010 equity purchase arrangement

On October 6, 2010, the Company entered into a certain purchase agreement (the “LPA”) with Lincoln Park, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Lincoln Park is irrevocably committed to purchase up to an aggregate of $1.5 million of the Company’s shares of common stock, including certain number of commitment shares, over the 25-month term of the LPA. Under this LPA, the Company has the right, in its sole discretion, on every other business day, to present Lincoln Park with a purchase notice, directing Lincoln Park (as principal) to purchase up to 150,000 shares of the Company’s common stock per trading day, up to $1.5 million of the Company’s common stock in the aggregate over the 25-month term of the LPA, at a per share price (the “Purchase Price”) calculated as the lower of (i) the lowest trading price on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of those securities. The LPA provides in no event shall the Purchase Price be less than $0.30 per share.  The Company will control the timing and amount of any sales of its common stock to Lincoln Park. Lincoln Park has no right to require any sales by the Company, but is obligated to make purchases from the Company as the Company directs in accordance with the LPA. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the LPA. The Company did not pay any expense reimbursement or placement agent fee in connection with the LPA.  The LPA may be terminated by the Company at any time, at its discretion, without any penalty or cost to the Company. Under the LPA, the Company may not sell to Lincoln Park any shares of its common stock in excess of 19.99% of its shares of common stock outstanding, unless and until such issuances are approved by our shareholders in the event such approval is required under the rules and regulations of the trading market where the Company’s securities are then listed.  The Company’s ability to sell its shares to Lincoln Park is also subject to its obtaining all necessary consents, amendments or waivers as may be otherwise required. The net proceeds the Company may receive will depend on the frequency and prices at which it sells shares of stock to Lincoln Park under the LPA and the maximum proceeds it may receive over the 25-month term of the agreement is $1.5 million. The Company expects that any proceeds received by the Company from sales of the Company’s common stock to Lincoln Park under the LPA will be used to service the Company’s payment obligations under the Sorin promissory notes and general corporate and working capital purposes.

Financial Position

At June 30, 2010, the end of the second fiscal quarter, Cytomedix had cash and cash equivalents of approximately $1.1 million, total current assets of approximately $3.6 million and total current liabilities of approximately $3.0 million. Under our current operating plan, the net proceeds of this offering, together with our current cash on hand, are expected to fund operations into December 2010.  We believe we will need to raise at least $5.0 million, including the proceeds of this offering, to fund operations and satisfy obligations under the promissory notes payable to Sorin through June 30, 2011.  We intend to seek additional capital through sales of equity securities and, if appropriate, to consider strategic collaborations for sharing development and commercialization costs. We also plan to continue to aggressively manage expenses.

THE OFFERING

Securities offered
3,727,677 shares of our common stock and associated warrants to purchase 1,863,839 shares of common stock at an exercise price of $0.60 per share (and 1,863,839 shares of common stock issuable upon exercise of such warrants).  Each investor will receive a warrant to purchase one share of our common stock for every two shares of common stock purchased in the offering.

Common stock offered by us pursuant to this supplement	3,727,677 shares.

Common stock to be outstanding after this offering	46,767,127 shares.*

Warrants
Warrants to purchase 1,863,839 shares of common stock will be offered in this offering.  The warrants will be exercisable on or after April 7, 2011 (or 180 days after the date of issuance) and on or before October 7, 2015 at an exercise price of $0.60 per share of common stock. There is currently no market for the warrants and none is expected to develop after this offering.

Use of proceeds
We currently anticipate using the net proceeds from this offering to service the Company’s payment obligations under the Sorin promissory notes and general corporate and working capital purposes.  See “Use of Proceeds.”

Principal market; trading symbol	NYSE Amex: GTF.BC.

Risk factors
See “Risk Factors” beginning on page S-4 of this prospectus supplement, and those risks described in “Item 1A – Risk Factors” of our Amended Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC on April 9, 2010, and Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, which have been filed with the Securities and Exchange Commission and are incorporated herein by reference in their entirety, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

*The number of shares of our common stock to be outstanding after this offering is based on 43,039,450 shares of common stock outstanding as of October 7, 2010 and excludes:

•	5,276,554 shares issuable upon the exercise of options issued pursuant to our current Long Term Incentive Plan;
•	9,739,400 shares issuable upon the exercise of outstanding warrants; and
•	8,311,735 shares issuable upon the conversion of outstanding shares of convertible preferred stock.

RISK FACTORS

Investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectuses, including information incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our securities. The risks discussed below also apply to forward-looking statements; our actual results and actual events may differ substantially from those discussed in these forward-looking statements.

There is Substantial Doubt as to Our Ability to Continue As a Going Concern

We have suffered recurring losses from operations and have insufficient liquidity to fund the ongoing operations which raise substantial doubt about our ability to continue as a going concern. In addition, our financial statements have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, there is substantial doubt about our ability to continue as a going concern. Accordingly, we will need to increase sales volume and obtain additional capital to continue as a going concern and to fund our operations, including to:

•	Continue and increase investment in sales and marketing activities related to the AutoloGel System;
•	Pursue a strategic partner for CT-112;
•	Develop additional new products and/or make improvements to existing products;
•	Conduct additional trial(s) or studies to support efforts to obtain CMS reimbursement for our products;
•	Pursue existing and new claims covered by intellectual property we own or contemplate;
•	Manage and integrate successfully the recent acquisition of the Sorin assets;
•	Assume and satisfy certain liabilities related to the Sorin business,
•	Service the deferred payments on the same acquisition;
•	Sustain our corporate overhead requirements and hire and retain necessary personnel; and
•	Pursue other potential attractive opportunities.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may not accomplish, we expect to finance future cash needs primarily through offerings of our debt or equity securities, strategic collaborations, or government grants.

We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope, or eliminate one or more of our programs, or substantially curtail or close our operations altogether. In addition, we may have to partner one or more of our technologies at an earlier stage of development, which could lower the economic value of those programs to us.

We Have Limited Sources of Working Capital

Because we were in bankruptcy in 2002 and due to the rights of some of our preferred shareholders, we may not be able to obtain debt financing. Working capital required to implement our business plan will most likely be provided by funds obtained through offerings of our equity securities, and revenues generated by us.  No assurance can be given that we will have revenues sufficient to support and sustain our operations or that we would be able to obtain equity financing in the current economic environment. To date, the overwhelming majority of our revenues have been provided by our licensing agreements. However, these agreements expired in November 2009. There is no assurance that we will be able to replace these revenues through product sales, new licensing agreements or other sources. If we do not have sufficient working capital and are unable to generate revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing testing, our plans to pursue Medicare and/or commercial insurance reimbursement for our wound treatment technologies; or postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We Will Need Substantial Additional Financing After This Offering

We will need additional capital in the future. To date, we have relied almost exclusively on financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to diminish or suspend activities. At June 30, 2010, the end of the second fiscal quarter, we had cash and cash equivalents of approximately $1.1 million, total current assets of approximately $3.6 million and total current liabilities of approximately $3.0 million. Under our current operating plan, the net proceeds of this offering, together with our current cash on hand, are expected to fund operations into December 2010.  We believe we will need to raise at least $5.0 million, including the proceeds of this offering, to fund operations and satisfy obligations under the promissory notes payable to Sorin through June 30, 2011. However, our projections could be wrong. We could face unforeseen costs or our revenues could fall short of our projections. New sources of capital may not be available to us when we need them or may be available only on terms we would not find acceptable. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such financing will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to implement our business strategy and will have a material adverse effect on our revenues and net income.

There is No Assurance that We Will Successfully Integrate the Angel  and ActivAT  Business; nor that We Will Realize the Anticipated Synergies of the Combined Businesses

 The Angel® and ActivAT® business represent a significant increase in volume and revenue compared to the Company’s existing product line of AutoloGelTM. There is no assurance that the Company will successfully integrate any or all of the various aspects to the acquired business, including but not limited to the sales, marketing, manufacturing, distribution, regulatory, and other functions. Failure to smoothly and successfully integrate the acquired business could lead to a reduction in revenue for the Angel® and ActivAT® products compared to historical levels, generate ill will among its customer base, and therefore have a material adverse affect on the Company, its operations or the price of its securities. Furthermore, there is no assurance that Cytomedix will realize synergies in the sales, marketing, distribution, reimbursement, or other areas as it currently contemplates it will. Nor is there any assurance that the Company will realize any anticipated economies of scale for the combined businesses.

Our Inability to Make Timely Payments on the Secured Promissory Note Executed in the Sorin Acquisition May Adversely Affect Our Operations

We paid a portion of consideration paid in connection with the Sorin acquisition by executing a promissory note in the amount of $5 million with interest accruing at 2.7% per annum, dated April 9, 2010. We are required to make periodic installment payments on the note, including an installment of $876,500 which is due prior to October 9, 2010. The payments under the promissory note are secured by a first priority security interest on the business assets acquired in the Sorin Acquisition.  In the event the Company is unable to make such installment payments, it may be held in default of the Sorin Note, and Sorin may foreclose upon all the assets that the Company acquired from Sorin in April 2010 and, therefore, our business and operations may be adversely affected in the event we are unable to make timely principal and interest payments or default on such promissory note.

Adverse Conditions in the Global Economy and Disruption of Financial Markets May Significantly Restrict Our Ability to Generate Revenues or Obtain Debt or Equity Financing

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products which would significantly jeopardize our ability to achieve meaningful market penetration for AutoloGel and continued sales of Angel and ActivAT products. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration, and therefore significantly jeopardize our ability to fully develop CT-112. Global credit and capital markets continue to be relatively challenging. We may be unable to obtain capital through issuance of our equity securities, a significant source of funding for us throughout our history. If we are unable to secure funding through strategic collaborations, equity investments, or debt financing, we may not be able to achieve profitability which may result in a cessation of operations.

Business credit and liquidity have tightened in much of the world. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations.

Economic downturns or other adverse economic changes (local, regional, or national) can also hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

We May Not Regain Compliance with NYSE Amex Continued Listing Criteria

As a NYSE Amex listed company, we are required to comply with the continued listing criteria of the exchange. We currently do not meet the minimum shareholders’ equity requirements per Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Exchange Company Guide. On July 24, 2009, we received a letter from NYSE Amex indicating that the Exchange accepted our plan of compliance and granted us an extension until November 12, 2010 to regain compliance with the Exchange’s continued listing requirements. In order to regain compliance, we will need to, among other things, increase our shareholders’ equity balance to at least $6 million from approximately $2.78 million as of June 30, 2010. We are required to provide the Exchange staff with updates on our progress relating to the execution of the plan so as to enable the Exchange staff to review our adherence to the plan during the extension period. Failure to regain compliance with the continued listing standards by the end of the extension period or to make progress consistent with the plan of compliance during the extension period could result in us being delisted from the Exchange.  We cannot provide any assurance that we will execute our compliance plan as intended or by the November 12, 2010 deadline. If we fail to reach the compliance goals set forth in the plan, we would likely be delisted from NYSE Amex, which could significantly reduce the active market for and liquidity of our stock.

We Have a History of Losses

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never generate sufficient revenues to achieve and maintain profitability. We will continue to incur expenses at current levels as we seek to expand our operations, pursue development of our technologies, work to increase our sales, implement internal systems and infrastructure, and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have only recently implemented our commercialization strategy. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings, may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as a decreased demand for our products, downward pricing trends, and services, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, developing and executing a sales and marketing program, and developing other technologies covered by, or derived from, our intellectual property. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We provide no assurance that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target markets, may significantly undermine our ability to generate sales.

Our patent covering the specific gel formulation that is applied as part of the AutoloGel™ System (the ‘‘Worden Patent’’) expires no earlier than February 2019. Our U.S. Knighton Patent (which was the subject of license agreements between us and Medtronic, Inc., DePuy Spine, Inc., Biomet Biologics, Inc., COBE Cardiovascular, Inc., and Harvest Technologies Corporation, among others) expired in November 2009. In 2009, the license agreements under the Knighton Patent accounted for approximately 89% of our revenues. Although the recent acquisition of the Sorin assets was intended to, among other things, replace the foregoing revenue loss, we provide no assurance that we will be successful in fully replacing and sustaining such revenue replacement of the royalty revenue. Furthermore, we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent.

Our Products are Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current technology and products may be subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices and bio-pharmaceutical products are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where the AutoloGel System is used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims, or for other products under development.

We believe that the AutoloGel System and all our products are legally marketed. The FDA has cleared us to market the AutoloGel System, including the wound dressing kit and centrifuge II, for use in exuding wounds such as leg ulcers, pressure ulcers, and diabetic ulcers, and the management of mechanically and surgically-debrided wounds. As we expand and offer additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required.  We provide no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition. The Angel® Whole Blood Separation System received market clearance from the FDA in August 2005.

Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical Trials May Fail to Demonstrate the Safety or Efficacy of our Product Candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of its product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent it from raising necessary, additional financing that may be needed in the future.

A Disruption in Healthcare Provider Networks Could Have an Adverse Effect on Our Operations and Profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with Cytomedix or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our ability to generate revenues or profits.

Our Sales and Marketing Strategy for AutoloGel System May Not Succeed

In January 2009, we implemented a revised sales and marketing strategy that focuses on intensive clinician to clinician interaction with both prospective and existing customers, and the scientific explanation of AutoloGel’s mechanism of action. There is no assurance that this approach will result in significant, sustainable growth in sales revenue, or that we, as currently capitalized, will have sufficient resources to provide the level of clinical support for this initiative to be successful.

CMS’s Non-Coverage of AutoloGel Could Greatly Restrict Our Sales

The AutoloGel System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. With CMS’s national non-coverage determination, the market for the AutoloGel System is restricted and it may be difficult, if not impossible, to sell AutoloGel in most care settings. This currently hinders our ability to grow its revenues and could reduce the likelihood that it will ever achieve sustainable profitability. We provide no assurance that our efforts to obtain CMS coverage will be successful.

Our Intention to Develop a Plan to Secure Medicare Reimbursement Without Conducting a New Randomized Controlled Trial May Not Be Successful

In March 2008, CMS reaffirmed its 2003 non-coverage determination for autologous platelet rich plasma, which would include AutoloGel. Following CMS’s decision, we met with CMS, in April 2008, to discuss the optimal path for securing future coverage for AutoloGel and in concert with consultants and advisors, have developed a multi-pronged strategy to obtain Medicare reimbursement for AutoloGel.  We provide no assurance that we will ultimately be successful with this strategy and that CMS will decide that the evidence is sufficient to reverse all or a portion of its existing non-coverage determination. If we later determine that a new randomized, controlled trial is necessary, it could cost several millions of dollars and take multiple years to complete. We would almost certainly need to obtain additional, outside financing to fund such a trial.

We May Be Unable to Attract a Strategic Partner for the Further Development of CT-112

Due to our limited resources, we have determined that the best vehicle to move the development of CT-112 forward is through a strategic partnership, outlicensing, or other similar arrangement. While we are engaged in ongoing discussions with potential partners or licensees, there is no assurance that we will be able to come to any such agreement. Furthermore, even if such a strategic relationship regarding CT-112 is reached, there is no assurance that development milestones, clinical data, or other such benchmarks will be achieved. Therefore, CT-112 may never proceed toward commercialization or drive cash infusions for us, and we may ultimately not be able to monetize the patents, existing clinical data, and other intellectual property related to CT-112.

The Success of our Products Is Dependent on Acceptance by the Medical Community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition. Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in regenerative biological therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and Administrative Action May Have an Adverse Effect on Our Company

Political, economic and regulatory influences may subject the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for its targeted customers including hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.  With growing pressures on government budgets due to the current economic downturn, government efforts to contain or reduce health care spending are likely to gain increasing emphasis. Several members of the current presidential administration and Congress are espousing support for cost-containment measures that could have significant implications for healthcare therapies, including our current and future products. If enacted and implemented, such measures could result in decreased revenue from our products and decrease potential returns from our research and development initiatives.  Furthermore, there is no assurance that we will be able to successfully neutralize any lobbying efforts against our efforts to secure Medicare coverage or other initiatives we may have with governmental agencies.

We Could Be Affected by Malpractice Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use the products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. There is no assurance that claims, suits or complaints relating to the use of our products and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of our products entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition. We currently maintain professional and product liability insurance coverage, but cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Our Products Have Existing Competition in the Marketplace

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with our current product line. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the regenerative biological therapy market, our financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

We May Likely Issue Additional Equity or Debt Securities Which May Materially and Adversely Affect the Price of Our Common Stock

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used, and will likely continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

There is a Limited Public Trading Market for our Common Stock

The average daily trading volume in our common stock is relatively low. As long as this condition continues, it could be difficult to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. Shareholders may be required to hold shares of our common stock for an indefinite period of time. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the common stock price. In addition, in recent years, and especially in recent months, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. These broad market fluctuations may reduce the demand for our stock and therefore adversely affect the price of our securities, regardless of operating performance.

We are Subject to Anti-Takeover Provisions and Laws

Provisions in our  Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of our company without the approval of the Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect the common stock price.

Our management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose.  Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on the public offering price of $0.40 per share, if you purchase shares of common stock in this offering, you will suffer dilution of $0.30 per share in the net tangible book value of the common stock.  See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.  Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.  If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.  All of the shares sold in the offering, including the shares underlying the warrants, will be freely tradeable without restriction or further registration under the Securities Act.

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

 No warrant held by investors will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current. We cannot assure you that we will be able to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants may have no value, the market for such warrants may be limited and such warrants may expire worthless. Even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the warrants issued may be exercisable for unregistered shares of common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock and warrants offered pursuant to this prospectus will be approximately $1.3 million (assuming no exercise of the warrants offered hereunder), after deducting the fees and expenses related to this offering that are payable by us.  We intend to use the net proceeds from the sale of our common stock to service the Company’s payment obligations under the Sorin promissory notes and for general corporate and working capital purposes.  We have not determined the amounts we plan to spend for each of these purposes.  Pending such use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DILUTION

 If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

Public offering price per unit	$0.40
Net tangible book value per share at June 30, 2010	$0.07
Increase in net tangible book value per share attributable to offering	$0.03
Pro-forma net tangible book value per share as of June 30, 2010 (after giving effect to the offering)	$0.10
Dilution per share to new investors in the offering	$0.30

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NYSE Amex LLC under the symbol “GTF.BC”.  As of October  1, 2010, there were approximately 606 shareholders of record of our common stock.  The table below sets forth the range of high and low sale prices for each fiscal quarter during 2008 and 2009 and through October 1, 2010, as reported by the NYSE Amex.  The warrants that are offered in connection with this offering do not trade on any exchange.

	High	Low
Year Ended December 31, 2008
First Quarter	$2.04	$0.58
Second Quarter	$1.09	$0.60
Third Quarter	$0.90	$0.45
Fourth Quarter	$0.84	$0.15
Year Ended December 31, 2009
First Quarter	$0.60	$0.18
Second Quarter	$1.05	$0.28
Third Quarter	0.81	$0.35
Fourth Quarter	0.66	$0.36
Third Quarter (through October 1, 2010)
First Quarter	$0.68	$0.39
Second Quarter	$1.75	$0.63
Third Quarter	$0.75	$0.48

DIVIDEND POLICY

We have not paid any dividends our common stock since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future.  Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements and general business conditions.

DESCRIPTION OF WARRANTS

The following summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference.

Each warrant represents the right to purchase one share of common stock at an exercise price of $0.60 per share. Each warrant may be exercised six months after issuance and before the fifth anniversary of its date of issuance.

Exercise

Holders of the Warrants may exercise their Warrants to purchase shares of our Common Stock on or before the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to the Warrants, payment of the exercise price for the number of shares with respect to which the Warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of Common Stock. We provide certain rescission and buy-in rights to a holder if we fail to deliver the shares of Common Stock underlying the Warrants by the third trading day after the date on which delivery of the stock certificate is required by the Warrant. With respect to the rescission rights, the holder has the right to rescind the exercise if stock certificates are not timely delivered. The buy-in rights apply if after the third trading day on which delivery of the stock certificate is required by the Warrant, the holder purchases (in an open market transaction or otherwise) shares of our Common Stock to deliver in satisfaction of a sale by the holder of the Warrant shares that the holder anticipated receiving from us upon exercise of the Warrant. In this event, we will:

•
pay in cash to the holder the amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to holder’s purchase obligation was executed; and

•
at the election of holder, either (A) reinstate the portion of the warrant as to such number of shares of Common Stock, or (B) deliver to the holder a certificate or certificates representing such number of shares of Common Stock.

In addition, the Warrant holders are entitled to a “cashless exercise” option. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the Warrant is being exercised, the volume weighted average of the prices per share of our Common Stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the Warrants.

The shares of Common Stock issuable on exercise of the Warrants will be, when issued and paid for in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of all outstanding Warrants.

Fundamental Transaction

If, at any time while the Warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell all or substantially all of our assets or (3) are subject to or complete a tender or exchange offer pursuant to which holders of our Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (4) effect any reclassification of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding shares of Common Stock, each, a “Fundamental Transaction,” then the holder shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant shares then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction.  Any successor to us or surviving entity shall assume the obligations under the Warrant.

Subsequent Rights Offerings; Subsequent Equity Raises

 If, at any time while the Warrants are outstanding, we issue rights, options or warrants to all holders of our Common Stock entitling them to purchase our Common Stock at a price per share less than the volume weighted average price on the date of the issuance of such rights, options or warrants, then the exercise price will adjust pursuant to a volume weighted average price based ratio.  Also, if, at any time while the Warrants are outstanding, we sell or grant any option to purchase or right to reprice, or otherwise dispose of or issue any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock, at a price per share less than the then exercise price, then, the Exercise Price will adjust to a weighted average price based ratio; provided, however, that the Exercise Price may not be reduced pursuant any exercise price that is less than $0.47.

Pro Rata Distributions

If, at any time while the Warrants are outstanding, we distribute evidences of our indebtedness, assets, or rights or warrants to purchase any security other than our Common Stock to all holders of our Common Stock, then the exercise price will adjust pursuant to a volume weighted average price based ratio.

Certain Adjustments

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock.

Delivery of Certificates

Upon the holder’s exercise of a Warrant, we will promptly, but in no event later than three trading days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of Common Stock issuable upon exercise of the Warrant. In addition, we may issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System (DWAC) or another established clearing corporation performing similar functions. If we fail to deliver certificates evidencing the Warrant Shares by such date, we are required to pay to the Holder, in cash, as liquidated damages and not as a penalty, in the amount to be determined as set forth in the warrant.

Notice of Corporate Action

 We will provide notice to holders of the warrants to provide them with the opportunity to exercise their warrants and hold Common Stock in order to participate in or vote on the following corporate events:

•
if we shall take a record of the holders of our Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other right;

•
any capital reorganization of our company, any reclassification or recapitalization of our capital stock or any consolidation or merger with, or any sale, transfer or other disposition of all or substantially all of our property, assets or business to, another corporation; or

•	a voluntary or involuntary dissolution, liquidation or winding up of our company.

Limitations on Exercise

The number of Warrant shares that may be acquired by any holder upon any exercise of the Warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise), or beneficial ownership limitation.

Additional Provisions

     The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the form of which will be filed as an exhibit to a Current Report on Form 8-K that is incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the Warrants. No holders of the Warrants will possess any rights as a stockholder under those Warrants until the holder exercises those Warrants. The Warrants may be transferred independent of the Common Stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION

We are selling 3,727,667 shares of our common stock and warrants to purchase 1,863,839 shares of common stock under this prospectus supplement directly to investors at a price of $0.40 per share for non-affiliate investors (and $0.53 for affiliate investors). We have entered or will enter into Securities Purchase Agreements, dated as of October 7, 2010, with certain investors relating to the sale of the securities offered under this prospectus supplement. The shares of common stock sold in this offering will be listed on the American Stock Exchange. We anticipate that our officers and/or directors may also participate in this offering on the same terms and provisions as public investors.

There is no minimum offering amount required as a condition to closing in this offering. Accordingly, we may sell substantially fewer than 3,727,667 shares and warrants to purchase 1,863,839 shares of common stock, in which case our net proceeds would be substantially reduced.

The closing of the sale of such securities under this prospectus supplement will take place as soon as practicable upon completion of the closing conditions set forth in the securities purchase agreements. Confirmations and this prospectus will be distributed to all investors who agree to purchase the common stock and warrants, informing investors of the closing date as to these securities. Investors will also be informed of the date and manner in which they must transmit the purchase price for their common stock and warrants.

On the closing date for this Offering, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the common stock and warrants we sell; and

•	we will deliver common stock and warrants being sold in this offering in accordance with delivery instructions from each investor in this offering.

The estimated offering fees and expenses payable by us are approximately $210,000, which includes legal, accounting and printing costs and various other customary expenses in connection with this offering. After deducting our estimated offering fees and expenses, we expect the net proceeds from this offering to be approximately $1.3 million assuming the maximum offering amount.

The transfer agnet for our common stock is StockTrans, Inc. located at 44 West Lancaster Avenue, Ardmore, PA 19003.

LEGAL MATTERS

Cozen O’Connor, Washington, DC will pass for us upon the validity of the common stock and warrants offered by this prospectus.

EXPERTS

The financial statements for the year ended December 31, 2009 incorporated in this Prospectus by reference to the Amended Annual Report on Form 10-K/A have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the Shares does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current event reports, along with proxy statements and other information, with the SEC.  You may read and copy all reports and other materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC.  The address of this website is http://www.sec.gov.

We make available, free of charge, through our investor relations website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, statements of changes in beneficial ownership of securities, and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.cytomedix.com. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

This prospectus supplement is part of the registration statement and does not contain all of the information included in the registration statement.  Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents.  Later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus supplement have been sold:

•	Our Amended Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2009.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 and for the quarter ended June 30, 2010.

•
Our Current Reports on Form 8-K filed with the SEC (excluding any information which is furnished and not filed with the SEC) on April 12, 2010 (as subsequently amended and supplemented by our Current Report on Form 8-K/A Amendment No.1 and Amendment No. 2 filed on June 21 and August 3, 2010 respectively); on July 1, 2010; and on October 1 and 8, 2010.

•
The description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on May 31, 2005 and any amendment or report filed for the purpose of updating that description.

As stated above, all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information that is furnished but deemed by the rules of the SEC not to have been filed) are deemed to be incorporated by reference into this prospectus.

Upon written or oral request from any person, including any beneficial owner, to whom this prospectus is delivered, we will provide, at no cost to such person, a copy of any or all of the information that has been incorporated by reference into this prospectus.  Such requests should be submitted to:

Cytomedix, Inc.
Attn:  Chief Financial Officer
209 Perry Parkway, Suite 7, Gaithersburg, MD 20877
Tel: (240) 499-2680

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 26, 2008

CYTOMEDIX, INC.

$50,000,000
Common Stock
Preferred Stock
Debt Securities
Securities Warrants
Units

2,776,033 SHARES OF COMMON STOCK

This prospectus covers the following:

A.   Our offering of up to $50,000,000 of securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock, or debt securities upon the exercise of warrants. We may sell these securities to or through one or more underwriters, broker-dealers or agents or directly to purchasers on a continuous or delayed basis. Each time we sell any of these securities offered, we will provide one or more prospectus supplements containing specific information about the terms of that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest.

B.   The offering by the selling shareholders listed on page 15 of up to 2,776,033 shares of common stock, of which 1,300,000 shares are shares of common stock that are issuable as of March 25, 2008, and 1,476,033 shares are shares of common stock that as of March 25, 2008, are issuable to certain selling shareholders upon exercise of outstanding warrants. The selling shareholders will act independently in determining the timing, manner, and size of each sale. The selling shareholders may also sell the common stock under Rule 144. We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

Our common stock is currently listed on the American Stock Exchange under the symbol “GTF.” On March 24, 2008, the closing sale price of our common stock was $0.98.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 BEFORE PURCHASING SHARES OF OUR COMMON STOCK.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2008.

TABLE OF CONTENTS

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 5 and the documents that we incorporate by reference into this prospectus, before making an investment decision.

As used in this prospectus, “Cytomedix,” “Company,” “we,” “our,” “ours,” and “us” refer to Cytomedix, Inc., except where the context requires otherwise or as indicated.

Cytomedix is a biotechnology company that develops and licenses autologous cellular therapies (therapies using the patient’s own body products), including our proprietary AutoloGel ™ System, to produce a platelet-rich plasma gel, AutoloGel™. AutoloGel™ has been used by physicians in their practice of medicine for the treatment of wounds. To create AutoloGel™, the patient’s own platelets and plasma are separated through centrifugation and combined with several reagents. This process releases multiple growth factors from the platelets, creates a fibrin matrix scaffold, and forms a gel that is topically applied to a wound. Upon application, we believe that AutoloGel™ initiates a reaction that closely mimics the body’s natural healing process.

On September 20, 2007, we announced that the FDA has granted marketing clearance for the AutoloGel™ System. The indications for use are as follows: “Under the supervision of a healthcare professional, the platelet-rich plasma gel produced by the AutoloGel™ System is suitable for exuding wounds, such as leg ulcers, pressure ulcers, diabetic ulcers and for the management of mechanically or surgically-debrided wounds.” We may now market our AutoloGel™ System in accordance with these indications. As part of the clearance, we have agreed to a post-market surveillance study to monitor the safety of bovine thrombin used in the AutoloGel™ System.

In June 2007, at our request, the Centers for Medicare and Medicaid Services (‘‘CMS’’) officially opened an National Coverage Analysis (‘‘NCA’’) to reconsider a previous non-coverage decision rendered in 1992 and amended in 2003 which is applicable to AutoloGel™. In March 2008, CMS completed this NCA and reaffirmed its non-coverage decision, citing inadequate evidence. We are disappointed with this decision, noting several studies completed subsequent to the 2003 decision that utilized some of the most rigorous scientific methods recognized by CMS.

We will continue to pursue our other business strategies such as seeking collaboration, licensing agreements, and other commercialization possibilities with other companies for our technologies and patents related to AutoloGel™ as well as other patents in our portfolio.

Our corporate headquarters are located at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850. Our telephone number is (240) 499-2680 and our website is located at www.cytomedix.com. The information on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process on Form S-3. This prospectus covers the resale of 2,776,033 shares of our common stock issuable to certain selling shareholders identified on page 15 of this prospectus. The selling shareholders acquired these shares, or will acquire these shares, in transactions exempt from the registration requirements of the Securities Act of 1993 (Securities Act). The selling shareholders may sell the shares in transactions (including block transactions) at prevailing market prices, at prices related to the prevailing market prices, or at privately negotiated prices. The selling shareholders will determine when and how they will sell the common stock. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

This prospectus also covers the potential offering and sale, by us, of our common stock, preferred stock, debt securities, securities warrants, and units consisting of any combination of these securities. Such offerings and sales may occur from time to time following the effectiveness of the registration statement of which this prospectus is a part. This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of offers to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” below.

RISK FACTORS

The securities offered under this prospectus are highly speculative and involve high risk. You should purchase them only if you can afford to lose your entire investment. Prior to investing in us, a prospective investor should consider carefully the following risk factors which may affect our business and financial condition. Our business and results of operations could be seriously harmed by the following risks, which may cause actual results to differ materially from those expressed or implied by any forward-looking statement included in this prospectus. The risks described below are not to be deemed an exhaustive list of all potential risks.

We Have Limited Sources of Working Capital

Because we were in bankruptcy in 2002 and due to the rights of some of our preferred shareholders, we may not be able to obtain debt financing. All working capital required to implement our business plan will be provided by funds obtained through offerings of our equity securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations. If we do not have sufficient working capital and are unable to generate revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing testing, our plans to pursue Medicare and/or commercial insurance reimbursement for our wound treatment technologies; or postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We Have a History of Losses

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never achieve or maintain profitability. We will need to generate significant revenues to achieve and maintain profitability. We cannot assure that we will be able to generate these revenues, and we may never achieve profitability. We expect our expenses will increase for the foreseeable future as we seek to expand our operations, implement internal systems and infrastructure and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have only recently implemented our current business plan. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, and developing a sales and marketing program. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets, and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may likely be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We cannot assure that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target market may significantly undermine our ability to generate sales. Our patent covering the specific gel formulation that is applied as part of the AutoloGel™ System (the ‘‘Worden Patent’’) expires no earlier than February 2019. Our U.S. Knighton Patent (which is the subject of license agreements between us and Medtronic, Inc., DePuy Spine, Inc., Biomet Biologics, Inc., COBE Cardiovascular, Inc., and Harvest Technologies Corporation, among others) expires in November 2009. There is no assurance that we will obtain a significantly increased share of the wound care market prior to the expiration of the U.S. Knighton Patent in 2009, after which we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent.

The AutoloGel™ System and Components Are Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current technology and products may be subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where the AutoloGel™ System is used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims. We believe that the AutoloGel™ System and all of our products are legally marketed. The FDA has cleared us to market the AutoloGel™ System, including the Wound Dressing Kit and Centrifuge II, for use in exuding wounds such as leg ulcers, pressure ulcers, and diabetic ulcers, and the management of mechanically and surgically-debrided wounds. As we expand and offer additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We have no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition. Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical Trials May Fail to Demonstrate the Safety or Efficacy of Our Product Candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that may be needed in the future.

A Disruption in Healthcare Provider Networks Could Have an Adverse Effect on Operations and Profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with us or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our ability to generate revenues or profits.

CMS’s Non-Coverage of AutoloGel™ Could Greatly Restrict Our Sales

The AutoloGel™ System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. With CMS’s national non-coverage decision, the market for the AutoloGel™ System could be greatly restricted and it may be difficult, if not impossible, to sell AutoloGel™ in most care settings. This would hamper our ability to grow our revenues and could reduce the likelihood that we will ever achieve sustainable profitability.

Royalty Revenues Are Unpredictable

While we currently have several primary licensing agreements that are expected to generate on-going royalty revenues, we cannot currently reasonably predict the magnitude of those revenues. Royalty streams from these agreements are entirely dependent on the sales of our licensees and are therefore outside of our control. Past levels of royalty revenues from these agreements are not necessarily an indication of future activity.

The Success of the AutoloGel™ System Is Dependent on Acceptance by the Medical Community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products and processes will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but we cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition. Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and Administrative Action May Have an Adverse Effect on Our Company

Political, economic and regulatory influences may subject the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for our targeted customers including hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

We Could Be Affected by Malpractice Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use the products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. We cannot assure that claims, suits or complaints relating to the use of the AutoloGel™ System and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of the AutoloGel™ System entail risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition. We currently maintain professional and product liability insurance coverage, but we cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

AutoloGel™ Has Existing Competition in the Marketplace

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with the AutoloGel™ System. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the cellular therapy market, our financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

Risk from Economic Downturns and Changes

Economic downturns or other adverse economic changes (local, regional, or national) can hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

Risks Related to Our Common Stock

The average daily trading volume in our Common stock is relatively low. As long as this condition continues, it could be difficult or impossible to sell a significant number of shares of Common stock at any particular time at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of Common stock could lower the prevailing market price of our Common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the Common stock price.

We May Issue Additional Equity Securities Which May Materially and Adversely Affect the Price of Our Common Stock

Sales of substantial amounts of shares of our Common stock in the public market, or the perception that those sales may occur, could cause the market price of our Common stock to decline. We have used, and will likely continue to use, our Common stock or securities convertible into or exchangeable for Common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity securities are issued, particularly during times when our Common stock is trading at relatively low price levels, the price of our Common stock may be materially and adversely affected.

There Is a Limited Public Trading Market for Our Common Stock

There is a limited public trading market for our Common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of Common stock, and stockholders may be required to hold shares of our Common stock for an indefinite period of time. In addition, in recent years, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our Common stock. These broad market fluctuations may adversely affect the price of our securities, regardless of operating performance.

We Are Subject to Anti-Takeover Provisions and Laws

Provisions in our Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of our Company without the approval of the Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting Common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect the Common stock price.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently.  All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.  Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding our ability to obtain Medicare or third-party reimbursement or to achieve market acceptance of our products are all forward-looking in nature.  We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our ability to secure additional funds;

•	competitive factors;

•	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•	the ability of our contract manufacturers to produce adequate supplies of our products for sale;

•	variability of our royalty, license and other revenues;

•	the demand for securities of biotechnology companies in general and our securities in particular;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic and market conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus, which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements.  All written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  We have no plans to update these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

We currently do not have outstanding debt. Thus, it is not possible or meaningful at this time to calculate a ratio of our earnings to fixed charges.

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
	in millions	in millions
Ratio of earnings to fixed charges and preferred stock dividends(1)

(1)
Since 2002, we have only declared two cash dividends on preferred stock. All other preferred stock dividends were paid in additional shares of our preferred stock. The cash dividends were declared and paid during the years ended December 31, 2005 and 2006 and totaled approximately $91,000 and $11,000 respectively. As either no cash dividends were paid, or earnings were insufficient to cover cash dividends, it is not possible or meaningful at this time to calculate a ratio of our earnings to fixed charges and preferred stock dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders. We are registering those shares for sale to provide the selling shareholders with freely tradable securities. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. All proceeds from the sale of such shares sold under this prospectus by the selling shareholders will go to the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

Unless otherwise specified in an applicable prospectus supplement, the net proceeds that we receive from the sale of any of the securities offered by us under this prospectus will be available for working capital and other general corporate purposes. Pending that use, we may invest the net proceeds.

SELLING SHAREHOLDERS

The following table sets forth the following information as of March 21, 2008:

•	the name of each selling shareholder;

•	the number of shares of our common stock believed to be beneficially owned by each selling shareholder prior to the offering for resale of the shares under this prospectus;

•	the number of shares of common stock being registered for resale by each selling shareholder (or its permitted pledgee, donee, transferee or other permitted successor in interest); and

•	the number of shares of our common stock believed to be beneficially owned by each selling shareholder after the offering for resale of the shares under this prospectus.

The following table is based upon information provided by the selling shareholders and other documents filed with the SEC. Except as otherwise indicated in the table below, the number of shares beneficially owned by each of the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.

The number of shares offered in this prospectus by the selling shareholders includes shares of common stock issuable upon exercise of warrants. The number of shares that will ultimately be issued to the selling shareholders cannot be determined at this time because it depends on whether and when the selling shareholders ultimately exercise their warrants. Further the number of shares issuable upon exercise of the various warrants may be subject to certain adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The following table assumes that each selling shareholder will sell all of the shares of common stock being offered by them pursuant to this prospectus. However, because the selling shareholders may offer all, some or none of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed.

Except as is indicated in the footnotes to the table below, none of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

The term "selling shareholder" includes the shareholders listed below and their transferees, assigns, pledges, donees or other successors who may later hold the selling shareholders’ interests. The percentage of beneficial ownership is based on 31,938,074 shares of common stock outstanding on March 21, 2008. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within sixty days of March 21, 2008, are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering
	Number	Percent			Number	Percent
Maier & Company	12,000	*	12,000	[1]	0	*
KOL Bio-Medical Instruments, Inc.	60,000	*	60,000	[2]	0	*
Crystal Research Associates, LLC	125,000	*	125,000	[3]	0	*
John Paul DeJoria	79,999	*	13,333	[4]	66,666	*
FEQ Gas, LLC	920,200	2.8%	40,200	[4,7]	880,000	2.7%
David Jorden	2,487,800	7.7%	42,000	[4]	2,445,800	7.6%
Lon Frederick	39,100	*	450	[4]	38,650	*
Gloria Frederick	14,300	*	300	[4]	14,000	*
William F. Miller	632,850	2.0%	15,000	[4]	617,850	1.9%
Charles Sheedy	1,338,600	4.2%	20,000	[4]	1,318,600	4.1%
Byron Rosenstein	1,250	*	1,250	[4]	0	*
Chris Allison	55,000	*	5,000	[4]	50,000	*
Chad Burton	19,780	*	5,000	[4]	14,780	*
Stephen Blake Murchison	128,500	*	10,000	[4]	118,500	*
Strand, Inc.	50,700	*	10,000	[4]	40,700	*
Raffaele Ricci	120,000	*	20,000	[4]	100,000	*
Montex Exploration	20,000	*	20,000	[4]	0	*
TIHO Investments, LLC	28,600	*	28,600	[4]	0	*
FEQ Invesments, Inc.	1,452,900	4.5%	17,900	[4,7]	1,435,000	4.4%
Steven B. Rosner	10,000	*	5,000	[4]	5,000	*
William T. Ratliff, Jr.	110,000	*	10,000	[4]	100,000	*
Carl Lessman	57,000	*	5,000	[4]	52,000	*
Severn Trading Partners	10,000	*	10,000	[4]	0	*
Ward Family Foundation	431,250	1.3%	20,000	[4]	411,250	1.3%
Timothy E. Levstik	156,577	*	156,577	[5]	0	*
Joseph E. Shipley	113,681	*	113,681	[5]	0	*
Fitch, Even, Tabin, & Flannery	79,987	*	79,987	[5]	0	*
Phillip T. Petti	129,110	*	129,110	[5]	0	*
Joseph T. Nabor	108,722	*	108,722	[5]	0	*
Steven C. Schroer	162,913	*	157,913	[5]	5,000	*
Richard A. Kaba	107,254	*	107,254	[5]	0	*
Karl R. Fink	141,510	*	141,510	[5]	0	*
Timothy P. Maloney	267,577	*	142,977	[5]	124,600	*
Mark W. Hetzler	115,185	*	115,185	[5]	0	*
James P. Krueger	111,749	*	111,749	[5]	0	*
Steven F. Favekeh	119,133	*	119,133	[5]	0	*
Richard E. Wawarzniak	81,202	*	81,202	[5]	0	*
Steven G. Parmelee	109,837	*	109,837	[5]	0	*
Thomas Lebens	54,094	*	54,094	[5]	0	*
Kendrew H. Colton	50,723	*	50,723	[5]	0	*
John F. Flannery	14,096	*	14,096	[5]	0	*
Kenneth H. Samples	49,000	*	49,000	[5]	0	*
Robert F. Coleman	457,203	1.4%	172,900	[5]	284,303	*
Steve R. Jakubowski	634,836	2.0%	264,350	[6]	370,486	1.2%

* Less than 1%.

(1) Issuable upon the exercise of warrants to purchase 12,000 shares of common stock dated August 18, 2004, with an exercise price of $1.24 per share and an expiration date of August 18, 2009.

(2) Issuable upon the exercise of warrants to purchase 60,000 shares of common stock dated March 7, 2005, with an exercise price of $2.55 per share and an expiration date of March 7, 2010.

(3) Issuable upon the exercise of warrants to purchase 125,000 shares of common stock dated April 18, 2005, with an exercise price of $3.14 per share and an expiration date of April 18, 2010.

(4) Issuable upon the exercise of Class D Warrants as described in our Current Report on Form 8-K filed with the SEC on May 2, 2006. The Class D Warrants have an exercise price of $3.50 per share and expire on April 12, 2011.

(5) The identified persons are attorneys with Fitch, Even, Tabin & Flannery (“Fitch, Even”) or The Coleman Law Firm (“CLF”), law firms which have served as our outside counsel in connection with various patent and litigation issues. As described in our Current Report on Form 8-K filed with the SEC on August 8, 2007, we entered into a Term Sheet Agreement with Fitch, Even and CLF with an effective date of August 2, 2007. Pursuant to this Term Sheet, we are obligated to issue a total of 1.3 million shares of our common stock as directed by Fitch, Even and CLF, as well as warrants to purchase an additional 975,000 shares of our common stock, at exercise prices of $1.25 (warrants to purchase 325,000 shares of common stock); $1.50 (warrants to purchase 325,000 shares of common stock); and $1.75 (warrants to purchase 325,000 shares of common stock). The warrants will expire on February 2, 2015.

(6) Includes 5,000 shares of common stock issuable upon exercise of Class D warrants (see footnote 4 above) and 259,350 shares issuable directly and upon the exercise of warrants Mr. Jakubowski received pursuant to the Term Sheet agreement in his capacity as outside counsel to the Company (see footnote 5 above).

(7) FEQ Gas, LLC, and FEQ Investments, Inc., are both controlled by Mr. Ernest Bartlett.

PLAN OF DISTRIBUTION

Generally speaking, we and the selling shareholders may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of securities. Additionally, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift distribution, or other transfer. The selling shareholders also could sell their shares under Rule 144 of the Securities Act rather than under this prospectus. Generally under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to and including the greater of 1% of a company's then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. Such sales, if any, will not form part of the plan of distribution described in this prospectus.

We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to their sale of the shares. We will not receive any of the proceeds from the sales of the common stock by the selling shareholders. We can provide no assurance that all or any shares of the common stock offered by the selling shareholders will be sold by the selling shareholders.

With regard to offers and sales by the Company, we will file an applicable prospectus supplement that will set forth the specific terms of the offering of securities, including:

•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchange if any, on which the securities are listed;

•	the names of underwriters or agents;

•	anyunderwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the prospectus supplement. The prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.

Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. Under agreements with us or the selling shareholders, underwriters, dealers and agents may be entitled to indemnification by us or the selling shareholders against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contributions for any payments the underwriters, dealers or agents are required to make with respect to some civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us or our affiliates or the selling shareholders or its affiliates in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by us under this prospectus, other than the common stock, will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities. However, these underwriters will not be obligated to make a market in the securities and may discontinue any market-making at any time without notice. We cannot assure you that the trading market for any of the securities will be or remain liquid at any time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 65,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 31,938,074 shares are outstanding as of March 21, 2008. In addition, approximately 7.7 million shares are issuable upon the conversion of outstanding preferred stock and the exercise of outstanding warrants and options. Furthermore, approximately 325,000 additional shares of common stock are issuable under our bankruptcy plan of reorganization immediately upon our earning an aggregate of $10 million in gross revenues over four consecutive quarters (such issuance is not covered by this prospectus).

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.

In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $10,000 per share for each share of outstanding Series C convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series C convertible preferred, and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences.

Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.

Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock during 2004, 2005, 2006 or 2007. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as any dividends on shares of Series A, Series B or Series C convertible preferred are unpaid and outstanding. Once there are no dividends unpaid and outstanding on any shares of Series A, Series B or Series C convertible preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our transfer agent for our Common Stock is StockTrans, located at 44 West Lancaster Ave., Ardmore, Pennsylvania 19003. All inquiries may be made at 1-800-733-1121. The transfer agent’s internet website address is www.stocktrans.com.

Preferred Stock

This section summarizes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of any series of preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. Because this is only a summary, it does not contain all of the details found in the full text of the certificate of designation containing the rights and preferences of the preferred stock. The certificate of designation will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates. For additional information, please read the full text of the certificate of designation.

We are authorized to issue 15,000,000 shares of preferred stock, with a par value of $.0001. To date, our Board of Directors has certified the rights and preferences of three series of preferred stock: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. As of March 21, 2008, there are approximately 91,000 shares of Series A convertible preferred stock outstanding. The Series A convertible preferred has a stated liquidation preference of $1.00 per share and has preference over and ranks (i) senior to the Series B convertible preferred stock, (ii) senior to the common stock, and (iii) senior to all other classes and series of equity securities which by its terms do not rank senior to the Series A convertible preferred. The Series A convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series A convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series A convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series A convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series A convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series A convertible preferred may convert up to 25% of their remaining holdings of Series A convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series A convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. As of March 21, 2008, there are approximately 85,000 shares of Series B convertible preferred stock outstanding. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the Series A convertible preferred, but have preference over and rank senior to (i) the common stock, and (ii) all other classes and series of equity securities which by their terms do not rank senior to the Series B convertible preferred stock. The Series B convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series B convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series B convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series B convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series B convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series B convertible preferred may convert up to 25% of their remaining holdings of Series B convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series B convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance; or (iii) 103% of the Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance.

Series C Convertible Preferred Stock

We have authorized a maximum of 1,000,000 shares of Series C convertible preferred stock, par value $.0001. As of March 21, 2008, there are no shares of Series C convertible preferred stock outstanding.

The Series C convertible preferred stock ranks junior to the Series A convertible preferred stock regarding distributions upon liquidation of the Company. Series C convertible preferred stock ranks junior to the Series B convertible preferred stock solely with respect to the priority security interest in our intellectual property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of stock at our option. The Series C convertible preferred stock ranks pari passu with Series A convertible preferred stock and Series B preferred stock with respect to payment of dividends. The Series C preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. Each dollar of liquidation preference amount is initially converted into one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C convertible preferred stock can require us to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of our assets or (iii) a sale of more than 50% of our outstanding common stock. However, we have the option to pay in cash or shares of common stock.

Additional Series of Preferred Stock

As provided in our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized, by resolution or resolutions, to establish, out of the unissued (including previously issued and subsequently retired) shares of preferred stock not then allocated to any series of preferred stock, additional series of preferred stock. Before any shares of any such additional series are issued, the Board of Directors will fix and determine, by resolution or resolutions, the number of shares of preferred stock constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions of the preferred stock that are not inconsistent with the Amended and Restated Certificate of Incorporation. Without limiting the generality of this paragraph, the Board of Directors may fix and determine:

•	the designation of such series and the number of shares which shall constitute such series;

•	the rate of dividend, if any payable on shares of such series;

•	whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

•	whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

•	the amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Cytomedix;

•	the sinking fund provisions, if any, for the redemption of shares of such series;

•	the voting rights, if any, of the shares of such series;

•	the terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of any other class or series;

•
whether the shares of such series are to be preferred over shares of capital stock of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Cytomedix or otherwise; and

•	any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of our Amended and Restated Certificate of Incorporation.

Change In Control

We are subject to Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provision of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of common stock or preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•
the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the debenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

Securities Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any securities warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any securities warrants that we may offer, we will describe the particular terms of any series of securities warrants in more detail in the applicable prospectus supplement. The terms of any securities warrants offered under a prospectus supplement may differ from the terms described below. With respect to any securities warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

Units

We might issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and securities warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into a unit agreement with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Williams & Anderson PLC, Little Rock, Arkansas.

EXPERTS

The financial statements as of December 31, 2007 and for the year ended December 31, 2007 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cytomedix, Inc. as of December 31, 2006, and for each of the years in the two year period ending December 31, 2006, have been incorporated by reference herein in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accountants, given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below, except as superseded, supplemented, or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than information that is furnished but deemed by the rules of the SEC not to have been filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 25, 2008;

•	our Current Reports on Form 8-K as filed with the SEC on April 13, 2007, August 8, 2007, September 24, 2007, October 16, 2007, November 7, 2007, January 29, 2008 and March 18, 2008; and

•	the description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on May 31, 2005.

As stated above, all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information that is furnished but deemed by the rules of the SEC not to have been filed) are deemed to be incorporated by reference into this prospectus.

Upon written or oral request from any person, including any beneficial owner, to whom this prospectus is delivered, we will provide, at no cost to such person, a copy of any or all of the information that has been incorporated by reference into this prospectus. Such requests should be submitted to:

Cytomedix, Inc.
Attn: Chief Financial Officer
416 Hungerford Drive
Suite 330
Rockville, Maryland 20850
(240) 499-2680

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and current event reports, along with proxy statements and other information, with the SEC. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.